EXHIBIT 1

                            ASSIGNMENT AND ACCEPTANCE

                              Dated: April 8, 1998

      Reference is made to the Agreement for Purchase and Sale dated as of February 9, 1998 (as the same may be amended or modified from time-to-time, the "Agreement") between PHOTRAN CORPORATION, a Minnesota corporation ("Borrower"), and ST. JAMES CAPITAL PARTNERS, L.P. ("Assignor"). Capitalized terms not otherwise defined in this Assignment and Acceptance shall have the meanings assigned to them in the Agreement.

      Pursuant to the terms of the Agreement, Assignor wishes to assign and delegate 80% of its rights and 100% of its obligations under the Agreement. Therefore, Assignor and SJMB, L.P. ("Assignee") agree as follows:

      1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (i) and (ii) of Section 2, 80% of its interest in and to all of the Assignor's rights, and 100% of Assignor's obligations, under the Agreement and the Transaction Documents as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor's obligation to make Advances, the Advances owing to the Assignor, the Note held by the Assignor, the Warrants held by the Assignor, the Assignor's interest in the Collateral and the Assignor's registration rights in respect of Common Stock. The Assignor conveys to Assignee, and Assignee hereby assumes, all remaining obligations to make Advances under the Note or any amendment, modification, substitution or replacement thereof.

      2. The Assignor (i) represents and warrants that, prior to executing this Assignment and Acceptance, its obligation to make further Advances under the Agreement is $2,800,000, and the aggregate outstanding principal amount of Advances owed to it by the Borrower is $700,000; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such
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interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Agreement or any other Transaction Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Agreement or any other Transaction Document or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Agreement or any other Transaction Document or any other instrument or document furnished pursuant thereto; (v) agrees to deliver the Note to the Borrower to exchange such Note for a new Note dated April 8, 1998, in the principal amount of $2,800,000 payable to the order of the Assignee and a replacement Note dated February 9, 1998, in the principal amount of $700,000 payable to the order of the Assignor; (vi) and agrees to deliver the Warrants issued by Borrower to the Assignor to exchange such Warrants for replacement Warrants in favor of the Assignor and the Assignee in respect of the Borrower's Common Stock.

      3. The Assignee (i) confirms that it has received a copy of the Agreement and the other Transaction Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and (ii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement or any other Transaction Document are required to be performed by it as a Purchaser.

      4. The effective date for this Assignment and Acceptance shall be April 8, 1998 (the "Effective Date").

      5. As of the Effective Date, (i) the Assignee shall be a Purchaser under the Agreement for all purposes, and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Purchaser thereunder and
(ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

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      6. From and after the Effective Date, the Borrower shall make all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, and commitment fees) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

      7. This Assignment and Acceptance shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

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      The parties hereto have caused this Assignment and Acceptance to be duly executed as of the date first above written.

                                    ASSIGNOR:

                                    ST. JAMES CAPITAL PARTNERS, L.P.

                                    By:   St. James Capital Corp.,
                                          its General Partner


                                          By:/s/ JAY BROWN
                                          Name:  JAY BROWN
                                          Title: VICE-PRESIDENT


                                   ASSIGNEE:

                                   SJMB, L.P.

                                    By:   SJMB, L.L.C., its General Partner


                                          By:/s/ JAY BROWN
                                          Name:  JAY BROWN
                                          Title: VICE-PRESIDENT

ACKNOWLEDGED AS OF THE
DATE FIRST ABOVE WRITTEN

PHOTRAN CORPORATION

By:/s/ PAUL T. FINK
Name:  PAUL T. FINK
Title: PRESIDENT

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